SECOND AMENDMENT TO
				EMPLOYMENT AGREEMENT

		THIS AGREEMENT made on the 12th day of February, 1999, by and between Kentucky Electric Steel, Inc. (the "Company"), and Charles
C. Hanebuth (the "Executive").

					WITNESSETH :

	WHEREAS, the Company and the Executive executed an Employment Agreement effective as of June 7, 1994 (the "Agreement"); and

	WHEREAS, the parties desire to amend the Agreement to change the definition of the term "Change of Control":

	NOW, THEREFORE, the Agreement is amended as follows:

	1. Paragraph  III.B.3 is revised to read as follows:

	3.	The term "Change of Control" shall mean (i) the
consummation of (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (ii) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, other than in connection with a bankruptcy or reorganization proceeding of the Company under applicable federal or state bankruptcy laws, or (iii) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof, becoming the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately-negotiated purchases or otherwise, or (iv) at any time during a period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company ceasing for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

IN WITNESS WHEREOF, the parties have signed this Amendment on this 12th day of February, 1999.

					KENTUCKY ELECTRIC STEEL, INC.

				    By: /s/  William J. Jessie

	              	        /s/  Charles C. Hanebuth

/s/  William H. Gerak
WITNESS